Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW SOURCE ENERGY PARTNERS REPORTS THIRD QUARTER 2013 RESULTS

OKLAHOMA CITY, November 14, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended September 30, 2013.

Third Quarter 2013 Highlights

•	Average net daily production for the quarter ended September 30, 2013 was 3,937 Boe/d, which is an increase of 11.8% compared to 3,523 Boe/d for the quarter ended June 30, 2013.

•	The cash distribution for the third quarter of 2013 will be $0.575 per unit, or $2.30 per year on an annualized basis, which represents a 9.5% increase from the Partnership’s minimum quarterly distribution and a 4.5% increase from the Partnership’s distribution of $0.55 per unit for the second quarter of 2013.

Third Quarter Results

Adjusted EBITDA was $6.6 million for the quarter ended September 30, 2013. Net loss was $2 million, or $0.22 per basic and diluted common unit for the quarter ended September 30, 2013. Net loss for the third quarter of 2013 includes derivative losses of $3.5 million, or $0.38 per basic and diluted common unit, as commodity contract prices rose against New Source’s longer-term contracts.

Distributable Cash Flow was $5.1 million for the quarter ended September 30, 2013, resulting in a Coverage Ratio for the quarter ended September 30, 2013 of 0.97x.

Revenues for the quarter ended September 30, 2013 totaled $12.4 million, while expenses from oil and natural gas operations were approximately $4.0 million including taxes.

Total crude oil production was 19,900 Bbls for the quarter ended September 30, 2013; an increase of 28% compared to 15,545 Bbls produced for the quarter ended September 30, 2012. Natural gas production was 755,889 Mcf for the quarter ended September 30, 2013, an increase of 28% compared to 589,869 Mcf for the quarter ended September 30, 2012. Natural gas liquids production was 216,225 Bbls for the quarter ended September 30, 2013, an increase of 23% compared to 176,178 Bbls for the quarter ended September 30, 2012. The increases in production in the 2013 period were primarily due to our current drilling programs and acquisitions of oil and gas properties completed in 2013.

Production costs were $9.47 per Boe for the quarter ended September 30, 2013, compared to $3.91 per Boe for the quarter ended September 30, 2012. The increase in production costs per Boe in the 2013 period were primarily attributable to a focus on workovers in 2013 to increase production from existing wells and higher production tax incentives received in the 2012 period.

“We continue to see production increases from our current drilling and acquisition programs,” said Kristian Kos, President and Chief Executive Officer of New Source. “During the third quarter we raised our distribution per common unit, broadened the scope of acreage in our portfolio and added low-cost reserves to our inventory. In addition, we have initiated plans to accelerate workover activity which we expect to further improve production from our current properties and continue to provide a solid cash flow stream for our unit holders.”

Cash Distributions

The Board of Directors of New Source’s general partner has approved an increase to the third quarter 2013 distribution to $0.575 per unit, or $2.30 per year on an annualized basis, for all outstanding units. This distribution is the third declared by the Partnership and corresponds to a 4.5% increase from the quarterly distribution of $0.55 per unit, or $2.20 on an annualized basis, paid for the second quarter of 2013. The third quarter distribution will be paid on November 15, 2013 to all unit holders of record on November 1, 2013.

Conference Call

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss New Source’s third quarter 2013 results. Hosting the call will be Kristian B. Kos, President and Chief Executive Officer, and Richard D. Finley, Treasurer and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The pass code for the replay is 13572714. The replay will be available until November 21, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto New Source’s website at www.newsource.com in the Investors– Events section. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Use of Non-GAAP Financial Measures

New Source reports its financial results in accordance with generally accepted accounting principles in the United States, or GAAP. New Source also presents the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio. New Source defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, accretion expense, non-cash compensation expense and unrealized derivative gains and losses. New Source defines Distributable Cash Flow as net income plus depreciation, depletion and amortization, accretion, workover costs, non-recurring lease operating expenses, and acquisition related general and administrative costs minus unrealized gains and estimated maintenance capital expenditures. The workover costs and non-recurring lease operating expenses added back in determining Distributable Cash Flow are otherwise included within our deduction for maintenance capital expenditures. New Source adjusts its estimate of maintenance capital expenditures whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition, and makes such adjustment with respect to the quarter following the quarter during which the event giving rise to the adjustment occurs. New Source defines Coverage Ratio as the ratio of Distributable Cash Flow per outstanding unit (as of the end of the fiscal quarter) to cash distributions per outstanding unit with respect to the fiscal quarter.

New Source believes that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our results of operations. Reconciliations of Adjusted EBITDA and Distributable Cash Flow to net income, the most directly comparable GAAP measure, are included in this release. Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the most directly comparable GAAP financial measure, because they exclude some but not all items that affect the most directly comparable GAAP financial measure, net income. You should not consider Adjusted EBITDA, Distributable Cash Flow or Coverage Ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, Distributable Cash Flow and Coverage Ratio may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com

New Source Energy Partners L.P.

Condensed Statements of Operations

(Unaudited, in thousands, except per unit amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES
Oil sales	2,044	1,390	4,879	4,371
Natural gas sales	2,582	1,608	7,031	4,177
Natural gas liquids sales	7,805	5,264	20,530	17,900

Total revenues	$12,431	$8,262	$32,440	$26,448

OPERATING COSTS AND EXPENSES
Oil and natural gas production expenses	3,428	1,133	8,702	4,789
Oil and natural gas production taxes	557	178	1,996	829
General and administrative	1,353	2,504	11,452	10,956
Depreciation, depletion and amortization	4,913	3,409	11,686	11,052
Accretion expense	59	29	145	86

Total operating costs and expenses	10,310	7,253	33,981	27,712

Operating income (loss)	2,121	1,009	(1,541)	(1,264)
OTHER INCOME (EXPENSE)
Interest expense	(654)	(824)	(3,220)	(2,422)
Realized and unrealized gain (loss) from derivatives, net	(3,453)	(1,546)	(2,597)	6,866

Income (loss) before income taxes	(1,986)	(1,361)	(7,358)	3,180
Income tax benefit (expense)	—	562	12,126	(1,166)

Net income (loss)	$(1,986)	$(799)	$4,768	$2,014

ALLOCATION OF NET INCOME (LOSS) FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013:
Net income			$4,768

Net income prior to purchase of properties from New Source Energy on February 13, 2013			$5,303

Net loss subsequent to purchase of properties from New Source Energy on February 13, 2013			$(535)

Net loss allocable to general partner from February 13, 2013 to September 30, 2013			$(29)

Net loss allocable to subordinated units from February 13, 2013 to September 30, 2013			$(430)

Net loss allocable to common units from February 13, 2013 to September 30, 2013			$(76)

Net loss per common unit from February 13, 2013 to September 30, 2013			$(0.01)

Net loss allocable to general partner for the three months ended September 30, 2013	$(34)

Net loss allocable to subordinated units for the three months ended September 30, 2013	$(479)

Net loss allocable to common units for the three months ended September 30, 2013	$(1,473)

Net loss per common unit	$(0.22)

New Source Energy Partners L.P.

Reconciliation of Net Income (loss) to Adjusted EBITDA

(Unaudited in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Adjusted EBITDA Reconciliation to Net
Income (Loss):
Net income (loss)	$(1,986)	$(799)	$4,768	$2,014
(Gain), loss on derivatives, net of cash settlements	2,916	6,316	1,719	(889)
Non-cash compensation expense	—	1,108	7,738	7,405
Accretion expense	59	29	145	86
Interest expense	654	824	3,220	2,422
Depreciation, depletion and amortization	4,913	3,409	11,686	11,052
Income tax expense (benefit)	—	(562)	(12,126)	1,166

Adjusted EBITDA	$6,556	$10,325	$17,150	$23,256

New Source Energy Partners L.P.

Reconciliation of Net Income to Distributable Cash Flow

(Unaudited in thousands, except per unit amounts)

Three Months ended September 30, 2013
Net Loss	(1,986)
Add Back:
Depreciation, depletion and amortization	4,913
Accretion expense	59
Workover cost	683
Non recurring lease operating expenses	483
Acquisition related general and administrative expenses	556
Unrealized derivative losses	2,916
Subtract:
Unrealized derivative gains, net

Subtotal	7,624
Less estimated maintenance capital expenditures	2,550

Distributable Cash Flow	5,074

Units outstanding	9,134
Net Distributable Cash Flow per unit	$0.560

Distribution per unit	$0.575

Coverage Ratio	0.97

New Source Energy Partners L.P.

Condensed Balance Sheets

(Unaudited, in thousands, except unit amounts)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$258	$—
Oil and natural gas sales receivable	7,308	5,621
Oil and natural gas sales receivable-related parties	1,145	42
Derivative assets	443	25
Other current assets	160	—

Total current assets	9,314	5,688

Property and equipment:
Oil and natural gas properties, at cost, using full cost method:
Proved oil and natural gas properties	262,745	202,795
Accumulated depreciation, depletion, and amortization	(124,057)	(112,372)

Total property and equipment, net	138,688	90,423

Prepaid drilling and completion costs	4,266	1,000
Loan fees, net	1,476	1,508
Deferred offering costs	—	1,315
Derivative assets	837	—

Total assets	$154,581	$99,934

LIABILITIES, PARENT NET INVESTMENT AND PARTNERS’ CAPITAL:
Current liabilities:
Accounts payable	$291	$—
Accounts payable-related parties	4,510	1,564
Accrued liabilities	209	259
Accrued income taxes	—	103
Derivative obligations	1,556	47

Total current liabilities	6,566	1,973

Long-term related party payables	283	345
Credit facility	67,500	68,000
Derivative obligations	238	107
Asset retirement obligation	3,059	1,510
Deferred tax liability	—	12,024

Total liabilities	77,646	83,959

Commitments and contingencies (See Note 10)
Parent net investment	—	15,975
Partners’ capital:
Common units (6,773,500 units outstanding at September 30, 2013)	98,934	—
Subordinated units (2,205,000 units outstanding at September 30, 2013)	(20,595)	—
General partner’s capital (155,102 units outstanding at September 30, 2013)	(1,404)	—

Total partners’ capital	76,935	15,975

Total liabilities, parent net investment and partners’ capital	$154,581	$99,934